Exhibit (a)(1)(i)

BLACKROCK PRIVATE INVESTMENTS FUND

c/o BlackRock Advisors, LLC

50 Hudson Yards

New York, New York 10001

Offer to Purchase Up to 5% of the Issued and Outstanding Common Shares

of Beneficial Interest of BlackRock Private Investments Fund

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON NOVEMBER 30, 2026,

UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BlackRock Private Investments Fund:

BlackRock Private Investments Fund, a diversified, closed-end management investment company organized as a Delaware statutory trust (the “Trust”), is offering to purchase up to 5% of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (including Institutional, Class D, Class S and Class T common shares, the “Shares”), as of September 30, 2026 (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to the net asset value (“NAV”) per Share (the “Purchase Price”) determined as of December 31, 2026, or a later date determined by the Trust if the Offer (as defined below) is extended (the “Valuation Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (in the case of shareholders who hold their account directly with BlackRock) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, the materials described in the Offer must be delivered to State Street Bank and Trust Company (the “Transfer Agent”) by 11:59 p.m. Eastern time, November 30, 2026, or such later date to which the Offer is extended (the “Expiration Date”). Shareholders that hold their Shares through a financial intermediary, financial adviser, broker/dealer or other nominee (“Financial Intermediary”) and wish to tender Shares for purchase by the Trust should contact their financial adviser, broker/dealer or other financial intermediary, who will assist with submitting the tender request.

As of September 30, 2026, the Trust had 39,080,169 Institutional Shares outstanding (rounded to the nearest whole Share) with a NAV per share of $15.36, 40,601 Class D Shares outstanding (rounded to the nearest whole Share) with a NAV per share of $15.15 and no Class S Shares or Class T Shares outstanding. Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the date of this tender offer and the Valuation Date (the date for which the value of the Shares tendered to the Trust will be determined for purposes of calculating the repurchase price of such Shares), and such change could be material. For the Trust’s most current NAV, you may view online at https://www.bpif.com. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at (888) 204-3956 or BLK_RegAlts_INQ@statestreet.com, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares. Each shareholder whose Shares (or portion thereof) have been accepted for repurchase by the Trust will continue to be a shareholder of the Trust, with respect to the Shares tendered and accepted for repurchase by the Trust, through the Valuation Date and may exercise his or her voting rights, and will be entitled to distributions payable by the Trust, with respect to the Shares accepted for repurchase through the Valuation Date.

Shareholders should keep in mind that a 2.00% early repurchase fee payable to the Trust may be charged to any shareholder that tenders its Shares (or portion thereof) to the Trust unless the Valuation Date for the tender offer is on (or later than) the last business day of the month immediately preceding the month in which the one-year anniversary of the closing at which the shareholder subscribed for such Shares (or portion thereof) occurred. For example, if a shareholder purchased Shares in a closing occurring on January 1st of year 1, such shareholder would not be subject to the early repurchase fee if such Shares were tendered pursuant to a tender offer with a Valuation Date that occurs on any date on or after the last business day in December of year 1.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Trust. Shareholders are not required to participate in the Offer.

You should be aware that, if you tender Shares pursuant to the Offer, you will not be entitled to receive, with respect to tendered Shares that are accepted for repurchase by the Trust, any Trust dividend or distribution with a record date occurring after the Valuation Date.

Because this Offer is limited as to the number of Shares that the Trust will repurchase, not all Shares tendered for purchase by shareholders may be accepted for payment by the Trust. This may occur, for example, if one or more large shareholders seek to tender a significant number of Shares or if a large number of shareholders tender Shares.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Transfer Agent:

State Street Bank and Trust Company

FOR OVERNIGHT MAIL:

State Street Bank and Trust Company

Attn: BlackRock Alternative Funds

1776 Heritage Drive

JAB/3

North Quincy, MA 02171

FOR FIRST CLASS MAIL:

State Street Bank and Trust Company

Attn: BlackRock Alternative Funds

P.O. Box 5493

Boston, MA 02206

Tel: (888) 204-3956 E-mail: BLK_RegAlts_INQ@statestreet.com

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer and hold their account directly with BlackRock should complete and sign the Letter of Transmittal and mail or fax it to the Transfer Agent in the manner provided for in the Letter of Transmittal and set forth in Section 5, “Procedures for Tendering Shares for Purchase.” If you would like to participate in the Offer and your Shares are held through a Financial Intermediary, please ask your financial adviser, broker/dealer or other financial intermediary to submit a repurchase request for you. You may be charged a transaction fee for this service by your financial adviser, broker/dealer or other financial intermediary. Please consider any processing time that may be needed prior to the Expiration Date. Each Financial Intermediary may establish its own specific deadline for receipt of completed repurchase request materials from its clients.

The Trust reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their Financial Intermediary may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Financial Intermediary as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Neither the Trust nor its Board of Trustees (the “Board of Trustees” or the “Board”) nor BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Trust has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
1.	Price; Number of Shares	1
2.	Purpose of the Offer	2
3.	Plans or Proposals of the Trust	2
4.	Certain Conditions of the Offer	2
5.	Procedures for Tendering Shares for Purchase	3
6.	Withdrawal Rights	5
7.	Payment for Shares	5
8.	Source and Amount of Consideration	7
9.	Effects of the Offer; Consequences of Participation	7
10.	Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares	9
11.	Certain Information about the Trust	10
12.	Additional Information	10
13.	Certain U.S. Federal Income Tax Consequences	11
14.	Certain Legal and Regulatory Matters	14
15.	Amendments; Extensions of Purchase Period; Termination	14
16.	Fees and Expenses	15
17.	Miscellaneous	15
FINANCIAL STATEMENTS		15

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•

The Trust is offering to purchase up to 5% of its issued and outstanding Shares as of September 30, 2026. The Trust will purchase Shares at a price equal to the NAV per Share as of the Valuation Date, less the early repurchase fee (if applicable). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Trust will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If shareholders tender (and do not timely withdraw) more than the Offer Amount, the Trust will purchase duly tendered Shares from participating shareholders on a pro rata basis, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw. The Trust reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2% of the Trust’s outstanding Shares without amending or extending the Offer if shareholders tender more than the Offer Amount. Shareholders cannot be assured that all of their tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

•

Each shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of a repurchase instrument (the “Repurchase Instrument”) entitling the shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares, less the early repurchase fee (if applicable). The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable.

•	All Shares that were issued after January 1, 2026 that are tendered and purchased in this Offer will be subject to a 2% early repurchase fee. (See Section 7, “Payment for Shares.”)

When will the Offer expire, and may the Offer be extended?

•

The Offer will expire at 11:59 p.m., Eastern time, on November 30, 2026, the Expiration Date, unless extended. The Trust may extend the offer period at any time. The Trust may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

•	The Trust reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

What is the purpose of the Offer?

•

In recognition that a secondary market for the Shares does not exist, the Trust intends, but is not obligated, to conduct quarterly tender offers for up to 5% of the Shares then outstanding in the sole discretion of the Trust’s Board of Trustees. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Trust.”)

Will I have to pay anything to participate in the Offer?

•

Other than in the case of the early repurchase fee, the Trust does not intend to charge a separate service fee in conjunction with the Offer. If your Shares are held through a Financial Intermediary, the Financial Intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 16, “Fees and Expenses.”)

i

What is the NAV per Share as of a recent date?

•

On September 30, 2026, the NAV per Institutional Share and Class D Share was $15.36 and $15.15, respectively. As of September 30, 2026, there were no Class S Shares or Class T Shares outstanding. The NAV on the Valuation Date may be higher or lower than the NAV as of September 30, 2026. For the Trust’s most current NAV, you may view online at https://www.bpif.com. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at (888) 204-3956 or BLK_RegAlts_INQ@statestreet.com, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

Will the Trust’s NAV per Share be higher or lower on the Valuation Date?

•

No one can accurately predict what the Trust’s NAV per Share will be at any future date, including the Valuation Date. You should realize that the NAV on the Valuation Date may be higher or lower than the NAV as of September 30, 2026 set forth above.

Does the Trust have the financial resources to pay me for my Shares?

•

Yes. If the Trust purchased 1,956,039 Shares (5% of the Shares outstanding as of September 30, 2026, rounded to the nearest whole Share) at a price per Share equal to $15.36 (the NAV per Institutional Share as of September 30, 2026), the Trust’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $30.0 million. The Trust intends to first use cash on hand or borrowed to finance repurchases and then to raise any additional cash needed for the purchase of Shares from the sale of portfolio holdings. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

•

If you would like to tender your Shares, you must complete the Letter of Transmittal enclosed with the Offer to Purchase, and return it as instructed in the Letter of Transmittal either (i) to the Transfer Agent, Attention: BlackRock Private Investments Fund, (a) by mail at State Street Bank and Trust Company, Attn: BlackRock Alternative Funds, 1776 Heritage Drive, JAB/3, North Quincy, MA 02171, or (b) by e-mail to BLK_RegAlts_INQ@statestreet.com; or (ii) if your Shares are held through a Financial Intermediary, to your financial adviser, broker/dealer or other financial intermediary, as directed. If you choose to e-mail the Letter of Transmittal, please mail the original promptly after you e-mail it. Your properly completed mailed or faxed Letter of Transmittal must be received prior to the Expiration Date. If you decide to tender, it is your responsibility to, and the Trust strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Transfer Agent by calling (888) 204-3956, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All shareholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

•

A shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least the minimum initial subscription amount after giving effect to the repurchase, subject to the Board’s ability to permit a shareholder to continue to hold Shares in a lesser amount in its discretion. If a shareholder tenders an amount that would cause the value of its Shares in the Trust to fall below the required minimum, the Trust reserves the right to reduce the amount to be repurchased from the shareholder so the value of the shareholder’s Shares is above the minimum or to repurchase all of the shareholder’s Shares.

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•

Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 11:59 p.m., Eastern time, on November 30, 2026, which is the Expiration Date. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•

A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. To be effective, any notice of withdrawal must be timely received by the agent specified in the instructions to the Notice of Withdrawal. If your Shares are held at your Financial Intermediary, you may withdraw your tendered Shares prior to the Expiration Date by submitting notice to your Financial Intermediary. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 6, “Withdrawal Rights.”)

May my Financial Intermediary place any conditions on my tender of Shares?

•	No.

May I place any conditions on my tender of Shares?

•	No.

Is my tender of Shares in the Offer a taxable transaction?

•

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 13, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

•

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Trust is not required to purchase tendered Shares, the Trust has reserved the right to reject any and all tendered Shares determined by the Trust not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). Moreover, as further described herein, if more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

•

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Trust’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio holdings to pay for tendered shares. The reduced assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust, depending on the number of Shares purchased, could limit the Trust’s ability to use leverage and may have an adverse effect on the Trust’s investment performance. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”)

Does the Trust’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•

None of the Trust, the Board of Trustees nor the Investment Advisor is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. The Trust has been advised that none of its Board of Trustees, officers or named portfolio managers intends to tender any Shares pursuant to the Offer. (See Section 10, “Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Trust?

•

No other tender offers have been approved by the Board, but the Board reserves the right to approve (and the Trust intends to conduct) tender offers in the future. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Trust.”)

How do I obtain more information?

•

Questions and requests for assistance may be directed to your Financial Intermediary, or to the Transfer Agent at (888) 204-3956. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should also be directed to the Transfer Agent.

1.	Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Trust will accept for purchase, and pay for, an aggregate amount of up to 5% of its Shares outstanding as of September 30, 2026 that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. As of September 30, 2026, there were 39,080,169 Institutional Shares and 40,601 Class D Shares outstanding (rounded to the nearest whole Share) and no Class S Shares or Class T Shares outstanding. The term “Expiration Date” means 11:59 p.m., Eastern time, on November 30, 2026, unless the Trust, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Trust, shall expire. The Trust reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The purchase price of the Shares will be the NAV per Share determined as of the Valuation Date. On September 30, 2026, the NAV per Institutional Share and Class D Share was $15.36 and $15.15, respectively. As of September 30, 2026, there were no Class S Shares or Class T Shares outstanding. Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the date of this tender offer and the Valuation Date (the date for which the value of the Shares tendered to the Trust will be determined for purposes of calculating the repurchase price of such Shares), and such change could be material. For the Trust’s most current NAV, you may view online at https://www.bpif.com. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at (888) 204-3956 or BLK_RegAlts_INQ@statestreet.com, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

Shareholders should keep in mind that a 2.00% early repurchase fee payable to the Trust may be charged to any shareholder that tenders its Shares (or portion thereof) to the Trust unless the Valuation Date for the tender offer is on (or later than) the last business day of the month immediately preceding the month in which the one-year anniversary of the closing at which the shareholder subscribed for such Shares (or portion thereof) occurred, as described further below in Section 7, “Payment for Shares.”

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Trust will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Trust, subject to the conditions listed in Section 4, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder; provided that the Trust reserves the right in its sole discretion to purchase additional outstanding Shares representing up to 2% of the Trust’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) of the Securities Exchange Act of 1934, as amended.

A shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least the minimum initial subscription amount after giving effect to the repurchase, subject to the Board’s ability to permit a shareholder to continue to hold Shares in a lesser amount in its discretion. If a shareholder tenders an amount that would cause the value of its Shares in the Trust to fall below the required minimum, the Trust reserves the right to reduce the amount to be repurchased from the shareholder so the value of the shareholder’s Shares is above the minimum or to repurchase all of the shareholder’s Shares.

Other than in the case of the early repurchase fee described below, the Trust does not intend to charge a separate service fee in conjunction with the Offer. If your Shares are held through a Financial Intermediary, the Financial Intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Trust, except in the circumstances set forth in Section 7, “Payment for Shares.”

The Trust reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Transfer Agent and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Trust makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. The Trust reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

2.	Purpose of the Offer.

In recognition that a secondary market for the Shares does not exist, the Trust intends, but is not obligated, to conduct quarterly tender offers for up to 5% of the Shares then outstanding in the sole discretion of the Trust’s Board of Trustees. On September 10, 2026, the Board approved the Offer.

Any Shares purchased by the Trust pursuant to the Offer will be available for issuance by the Trust without further shareholder action (except as required by applicable law).

None of the Trust, the Board nor the Investment Advisor makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, the Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, the Board or the Investment Advisor. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.	Plans or Proposals of the Trust.

Except to the extent described herein or in connection with the operation of the Trust’s automatic dividend reinvestment plan, the Trust does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries; (2) other than in connection with transactions in the ordinary course of the Trust’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Trust or any of its subsidiaries; (3) any material change in the Trust’s present dividend policy, or indebtedness or capitalization of the Trust; (4) changes to the present Board or management of the Trust, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (5) any other material change in the Trust’s corporate structure or business, including any plans or proposals to make any changes in the Trust’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (6) any class of equity securities of the Trust being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of the Trust becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (8) the suspension of the Trust’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (9) the acquisition by any person of additional securities of the Trust (other than the Trust’s intention to accept subscriptions for Shares on the first business day of each month and from time to time as described in the Trust’s prospectus), or the disposition of securities of the Trust (other than through periodic purchase offers by the Trust, including this Offer); or (10) any changes in the Trust’s Agreement and Declaration of Trust, Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Trust.

4.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Trust’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Trust shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for, any tendered Shares, if:

(a)

such transactions, if consummated, would (i) impair the Trust’s status as a regulated investment company (“RIC”) under the U.S. federal income tax laws (which would cause the Trust’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Trust); or (ii) result in the Trust’s asset coverage with respect to any indebtedness or preferred equity being reduced below the asset coverage requirement set forth in the 1940 Act;

(b)

the Trust would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Trust’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer;

(c)

there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Trust, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Trust, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Trust, or (v) other events or conditions that would have a material adverse effect on the Trust or its shareholders if Shares tendered pursuant to the Offer were purchased; or

(d)

the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Trust or its shareholders.

The foregoing conditions are for the Trust’s sole benefit and may be asserted by the Trust regardless of the circumstances giving rise to any such condition (including any action or inaction of the Trust), and any such condition may be waived by the Trust, in whole or in part, at any time and from time to time in its reasonable judgment. The Trust’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Trust concerning the events described in this Section 4 shall be final and binding.

The Trust reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Trust determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open and promptly notify shareholders as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

5.	Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Shareholders wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal in accordance with the instructions set forth in the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Transfer Agent by 11:59 p.m. Eastern time, on the Expiration Date.

With respect to shareholders that are required to submit their Letter of Transmittal to the Transfer Agent, Attention: BlackRock Private Investments Fund, submissions may be made either (a) by mail at State Street Bank and Trust Company, Attn: BlackRock Alternative Funds, 1776 Heritage Drive, JAB/3, North Quincy, MA 02171, or (b) by e-mail to BLK_RegAlts_INQ@statestreet.com. A shareholder choosing to e-mail a Letter of Transmittal must also mail the original completed and executed Letter of Transmittal promptly thereafter. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the agent specified in the instructions therein.

If you would like to participate in the Offer, and your Shares are held through a Financial Intermediary, please ask your Financial Intermediary to submit a repurchase request for you. You may be charged a transaction fee for this service by your Financial Intermediary. Please consider any processing time that may be needed prior to the Expiration Date. Each Financial Intermediary may establish its own specific deadline for receipt of completed repurchase request materials from its clients.

Letters of Transmittal should not be sent or delivered to the Trust.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Trust within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Trust prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Trust for purchase will constitute a binding agreement between the participating shareholder and the Trust upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares; (b) when and to the extent the Shares are repurchased by the Trust, the Trust will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Transfer Agent or the Trust to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares; and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Trust of their authority so to act must be submitted together with the Letter of Transmittal.

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Trust, in its sole discretion, which determination shall be final and binding. The Trust reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Trust’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Trust also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Trust’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Trust, the Board of Trustees, the Investment Advisor, the Transfer Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

D. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Transfer Agent would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Transfer Agent an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Transfer Agent with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Transfer Agent with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering shareholders, see Section 13, “Certain U.S. Federal Income Tax Consequences.”

6.	Withdrawal Rights.

At any time prior to the Expiration Date, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 11:59 p.m. on December 29, 2026, to the extent the Shares have not yet been accepted for payment as of that date.

A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. To be effective, any notice of withdrawal must be timely received by the agent specified in the instructions to the Notice of Withdrawal. If your Shares are held at your Financial Intermediary, you may withdraw your tendered Shares prior to the Expiration Date by submitting notice to your Financial Intermediary. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Trust in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Trust, the Board of Trustees, the Investment Advisor, the Transfer Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.	Payment for Shares.

For purposes of the Offer, the Trust will be deemed to have received and accepted Shares that are tendered if and when it gives written notice to the tendering Shareholder of its election to purchase such Shares.

Each shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of a repurchase instrument (the “Repurchase Instrument”) entitling the shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares, less the early repurchase fee (if applicable). The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. The Repurchase Instrument will be held for each shareholder in an account with State Street Bank and Trust Company, the Trust’s transfer agent and agent designated for this purpose. If a shareholder wishes to receive a copy of the Repurchase Instrument, the shareholder may contact the Transfer Agent (a) by mail at State Street Bank and Trust Company, Attn: BlackRock Alternative Funds, 1776 Heritage Drive, JAB/3, North Quincy, MA 02171, or (b) by e-mail to BLK_RegAlts_INQ@statestreet.com, to request that a copy be delivered to such shareholder.

Each Shareholder whose Shares (or portion thereof) have been accepted for repurchase by the Trust will continue to be a Shareholder of the Trust, with respect to the Shares tendered and accepted for repurchase by the Trust, through the Valuation Date and may exercise his or her voting rights, and will be entitled to distributions payable by the Trust, with respect to the Shares accepted for repurchase through the Valuation Date.

Payment in respect of the Repurchase Instrument will be made as follows:

•

An initial payment equal to approximately 90% of the amount required to be paid under such Repurchase Instrument will be made as of any business day that is within 30 calendar days after the Valuation Date for the Offer; and

•

The balance due under the Repurchase Instrument will be paid within 75 calendar days after the Valuation Date for the Offer and will be subject to adjustment as a result of any corrections to the Trust’s NAV as of the Valuation Date for the Offer.

Notwithstanding the foregoing, if a shareholder tenders only a portion, but not all, of the Shares held by such shareholder (subject to the requirement to continue to hold Shares with a value of at least the minimum initial subscription amount after giving effect to the repurchase), payment in respect of the Repurchase Instrument will be made, in respect of such shareholder, in full in a single installment within 30 calendar days after the Valuation Date for the Offer. If it is later determined that the value at which the Shares were repurchased was incorrect, based on the results of the annual audit of the financial statements of the Trust for the fiscal year in which the Valuation Date of the Offer occurs or otherwise, the Trust may decrease such shareholder’s remaining account balance by the amount of any overpayment and redeem for no additional consideration a number of Shares having a value equal to such amount, or increase such shareholder’s remaining account balance by the amount of any underpayment and issue for no additional consideration a number of Shares having an aggregate value equal to such amount, as applicable.

The Board has discretion to hold back any amount of the balance due under the Repurchase Instrument for longer than the periods described above, but not longer than until promptly after the completion of the annual audit of the Trust’s financial statements for the fiscal year in which the Offer occurs, with such balance being subject to adjustment as a result of the Trust’s annual audit or as a result of any other corrections to the Trust’s NAV as of the Valuation Date. In the event the Board determines to hold back any such amount of the balance due under the Repurchase Instrument in accordance with the foregoing, such balance, as adjusted in accordance with the foregoing (if applicable), will be paid not later than promptly after the completion of the Trust’s annual audit.

Although the amounts required to be paid by the Trust under the Repurchase Instrument will generally be paid in cash, the Trust may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

The Trust will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Trust may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

A 2.00% early repurchase fee payable to the Trust may be charged to any shareholder that tenders its Shares (or portion thereof) to the Trust unless the Valuation Date for the tender offer is on (or later than) the last business day of the month immediately preceding the month in which the one-year anniversary of the closing at which the shareholder subscribed for such Shares (or portion thereof) occurred. For example, if a shareholder purchased Shares in a closing occurring on January 1st of year 1, such shareholder would not be subject to the early repurchase fee if such Shares were tendered pursuant to a tender offer with a Valuation Date that occurs on any date on or after the last business day in December of year 1. Shares tendered for repurchase and subject to the early repurchase fee will be treated as having been repurchased on a “first-in, first-out” basis. Any early repurchase fee charged to shareholders will be retained by the Trust and will benefit the Trust’s remaining shareholders. The purpose of the 2.00% early repurchase fee is to reimburse the Trust for the costs incurred in liquidating securities in the Trust’s portfolio in order to honor the shareholder’s repurchase request and to discourage short-term investments which are generally disruptive to the Trust’s investment program. If applicable, the early repurchase fee will be deducted from the repurchase proceeds paid to the shareholder. The Trust may, in its sole discretion, waive the early repurchase fee (a) for tenders where the fee collected from an individual shareholder would be de minimis as a percentage of the Trust’s net assets on the Valuation Date for the tender offer (e.g., the fee collected would be less than the lesser of 0.005% of the Trust’s net assets on the Valuation Date for the tender offer or $5,000), (b) in circumstances where a shareholder can demonstrate that it would suffer severe hardship as a result of paying the early repurchase fee, or (c) for repurchase requests with respect to Shares held in accounts of discretionary asset allocation programs, such as programs that manage accounts in accordance with model portfolios (and similar arrangements), in connection with redemptions that are part of a periodic rebalancing of such accounts.

8.	Source and Amount of Consideration.

The actual cost of the Offer to the Trust cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Valuation Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Trust purchased such Shares at a price equal to $15.36 (the NAV per Institutional Share as of September 30, 2026), payments by the Trust to the participating shareholders would be approximately $30.0 million. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Trust to purchase Shares pursuant to the Offer will be first obtained from any cash on hand or borrowed to finance repurchases and then from the sale of portfolio holdings. The Trust believes that it has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, the Trust will not have sufficient assets to pay for tendered Shares, the Trust may terminate the Offer.

There are no alternative financing arrangements or alternative financing plans. Depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Trust, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the repurchase price for Shares, subject to compliance with applicable law. In this regard, the Trust has entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A. (the “Lender”) that established a credit facility (the “Facility”) which the Trust intends to use to, among other things, finance its repurchases of Shares. Under the Credit Agreement, the Lender has agreed to provide advances to the Trust upon request in an aggregate principal amount not to exceed $75.0 million, which may be increased to a maximum of $450 million. Borrowings under the Facility accrue interest at a rate equal to, at the election of the Trust, either Term SOFR or Daily Simple SOFR plus 3.50%, and the Trust pays a commitment fee of 0.70% on the unused portion of the Facility. The Credit Agreement contains provisions customarily found in credit agreements for similar financings, including, among other things, a right to require that all outstanding amounts and all interest thereon are repaid during an event of default, and indemnification of the Lender against liabilities it may incur in connection with the Facility. The Credit Agreement will terminate two years after the effective date, unless it is extended. The Trust’s borrowings under the Facility, if any, are secured by eligible securities held in its portfolio of investments and by a pledge of the equity of certain direct subsidiaries of the Trust.

There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. See Section 4, “Certain Conditions of the Offer.”

9.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects of the Offer on Remaining Shareholders. The purchase of Shares by the Trust pursuant to the Offer will have the effect of increasing the proportionate interest in the Trust of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Trust’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base. The reduced net assets of the Trust as a result of the Offer may result in less investment flexibility for the Trust and may have an adverse effect on the Trust’s investment performance. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing shareholders from time to time.

To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Trust anticipates that funds will be first derived from any cash on hand or borrowed to finance repurchases and then from the sale of portfolio holdings. If the Trust borrows to finance repurchases, interest on that borrowing will negatively affect investors who do not tender their Shares in the Offer by increasing the Trust’s expenses and reducing any net investment income. If the Trust is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Trust’s portfolio securities, and hence the Trust’s NAV, to decline. If such a decline occurs, the Trust cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Valuation Date, if such a decline continued to the Valuation Date, the consideration received by tendering shareholders would be less than it otherwise might have been. In addition, a sale of portfolio securities will result in increased brokerage and related transaction expenses, and the Trust may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Trust. Accordingly, because of the Offer, the Trust’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders. In the event the Trust sells its more liquid investments to raise cash to finance the Offer, shareholders who choose not to tender into the Offer will hold investments in a fund whose portfolio may become increasingly illiquid, particularly in a situation where the Trust experiences net repurchases (i.e., repurchases exceed subscriptions). As the Trust’s portfolio becomes more illiquid, the Trust’s portfolio may become harder to value and it may become harder for the Trust to dispose of its investments at prices the Investment Advisor believes reflect their fair value, resulting in losses to the Trust and its shareholders.

B. Recognition of Capital Gains. As noted, the Trust will likely be required to sell portfolio securities pursuant to the Offer. If the Trust’s tax basis for the securities sold is less than the sale proceeds, the Trust will recognize capital gains. The Trust would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the tax year, if any, and available capital loss carry-forwards) during, or following the end of, the Trust’s tax year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Trust might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Trust’s portfolio at the time that the Trust is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of September 30, 2025, the Trust had gross unrealized appreciation of $83,776,572 and gross unrealized depreciation of $8,303,930. As of September 30, 2025, the Trust had a capital loss carryforward of $0.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Trust’s after-tax performance.

C. Tax Consequences of Purchases to Shareholders. The Trust’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

D. Possible Proration. If greater than the Offer Amount of the Trust’s Shares are tendered pursuant to the Offer, the Trust would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be purchased.

10.	Interests of Trustees and Officers; Transactions and Arrangements Concerning the Shares.

Information, as of particular dates, concerning the Trust’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Trust and other matters, is required to be disclosed in proxy statements distributed to the Trust’s shareholders and filed with the Commission. The business address and business telephone number of each trustee and executive officer of the Trust are in care of BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.

To the best of the Trust’s knowledge, no trustee or executive officer of the Trust beneficially owned Shares of the Trust as of September 30, 2026. Except as set forth below, to the best of the Trust’s knowledge, no person controlling the Trust or the Investment Advisor nor any associate or majority-owned subsidiary of such person beneficially owned Shares of the Trust as of September 30, 2026.

None of the Trust, the Investment Advisor or, to the best of the Trust’s knowledge, any of the Trust’s trustees or executive officers or any person controlling the Trust or the Investment Advisor, has effected any transaction in Shares during the 60 days prior to the date of this Offer to Purchase, except (i) for the issuance of Shares in the ordinary course of business (including dividend reinvestment) and (ii) in connection with the completion of the Trust’s tender offer that commenced on July 31, 2026 and expired on August 31, 2026, pursuant to which the Trust offered to repurchase up to 5% of Shares outstanding as of June 30, 2026 at a price equal to the net asset value per Share as of September 30, 2026, in accordance with the terms of such offer as described in the Trust’s Issuer Tender Offer Statement on Schedule TO, as filed with the Commission on July 31, 2026.

Except as set forth in this Offer to Purchase, none of the Trust, the Investment Advisor or, to the best of the Trust’s knowledge, any of the Trust’s trustees or executive officers or any person controlling the Trust or the Investment Advisor, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Trust, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Trust and any of its executive officers, trustees, controlling persons or subsidiaries.

The Trust has been advised that none of its Board of Trustees, officers or named portfolio managers intends to tender any Shares pursuant to the Offer, and that an affiliate of the Trust, BlackRock Financial Management, Inc., may participate in the Offer. Any Shares to be purchased from any officer, Trustee or affiliate of the Trust will be on the same terms and conditions as any other purchase of Shares.

To the knowledge of the Trust, the following entities owned of record or beneficially 5% or more of a class of the Trust’s Shares as of September 30, 2026:

Name	Address	Share Class	%
BlackRock Financial Management, Inc.	50 Hudson Yards New York, NY 10001	Institutional Shares	24.36%
Charles Frederic & Co. as Nominee for BNY Mellon as Custodian FBO BPIF iCapital Offshore Access Fund, LP (Cash)	60 E 42nd Street, 26th Floor New York, NY 10165	Institutional Shares	11.74%
Charles Frederic & Co. as Nominee for BNY Mellon as Custodian FBO BPIF iCapital Offshore Access Fund, LP (Reinvest)	60 E 42nd Street, 26th Floor New York, NY 10165	Institutional Shares	10.30%
BlackRock Financial Management, Inc.	50 Hudson Yards New York, NY 10001	Class D	63.01%
Charles Schwab & Co., Inc. as IRA Custodian for George Weightman IRA	1050 Silver Gull Drive Tega Cay, SC 29708	Class D	28.18%
NFS/FMTC FBO Michael A Gonzalez – IRA	14139 Waterway Blvd, Fortville, IN 46040	Class D	8.81%

BlackRock Advisors, LLC acts as the investment adviser for the Trust. Pursuant to an investment advisory agreement between the Investment Advisor and the Trust (the “Investment Advisory Agreement”), the Trust pays the Investment Advisor a management fee at an annual rate equal to 1.50% of the Trust’s net assets determined monthly.

The Investment Advisor has entered into separate sub-advisory agreements (each, a “Sub-Advisory Agreement”) with BlackRock Capital Investment Advisors, LLC (“BCIA”) and BlackRock International Limited (“BIL”), each an affiliate of the Investment Advisor (the “Sub-Advisors”). The Investment Advisor pays BCIA and BIL, for services they provide for that portion of the Trust for which BCIA and BIL act as sub-adviser, an annual fee that is equal to a percentage of the investment advisory fees paid by the Trust to the Investment Advisor.

The Trust also is a party to certain other service agreements. The Trust is a party to a Transfer Agency and Service Agreement with State Street Bank and Trust Company. The Transfer Agent receives annual compensation from the Trust and is entitled to reimbursement of out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Trust.

State Street Bank and Trust Company (the “Custodian”) serves as custodian for the Trust’s portfolio securities pursuant to a Custodian Agreement (“Custody Agreement”) entered into with the Trust. Under the Custody Agreement, the Trust is obligated to pay the Custodian reasonable compensation for its services and expenses as agreed upon from time to time between the Trust and the Custodian.

The amounts paid by the Trust under these service agreements are disclosed in the Trust’s financial statements, which can be found in the Trust’s annual and semi-annual reports.

11.	Certain Information about the Trust.

The Trust was organized as a Delaware statutory trust on June 25, 2020 pursuant to its Certificate of Trust and Agreement and Declaration of Trust, is governed by the laws of the State of Delaware, and commenced operations on March 1, 2021. The Trust is registered under the 1940 Act as a diversified, closed-end management investment company. The Trust’s principal office is located at 100 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is (800) 882-0052. As a closed-end investment company, the Trust differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Agreement and Declaration of Trust.

The Trust’s investment objective is to seek long-term capital appreciation and to provide attractive risk-adjusted returns primarily through an actively-managed portfolio that provides eligible investors with targeted exposure to private equity investments.

BlackRock Advisors, LLC acts as the investment adviser for the Trust. The Investment Advisor is responsible for the management of the Trust’s portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operation of the Trust. The Investment Advisor and BCIA, each located at 50 Hudson Yards, New York, New York 10001, and BIL, located at Edinburgh, EH3 5PP, United Kingdom, are majority-owned subsidiaries of BlackRock, Inc.

12.	Additional Information.

The Trust has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO by visiting the EDGAR database on the Commission’s website (http://www.sec.gov). Copies of the Schedule TO can be obtained, for a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes, an accrual basis taxpayer subject to special tax accounting rules under Section 451(b) of the Code or a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Trust is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Trust that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Installment Sale. It is possible that, if a shareholder is treated as having sold Shares pursuant to the Offer and realizes a gain upon such sale, and if one or more payments are received after the close of the taxable year of the shareholder in which the Valuation Date occurs, unless the shareholder elects otherwise, the gain will be accounted for under the installment sale rules for U.S. federal income tax purposes and the shareholder will generally recognize any such gain as and when proceeds are received, likely allocating tax basis according to the presumed percentage of the total payment received in each installment; by contrast, a shareholder will recognize any loss on the sale only upon receipt of the contingent payment, if any. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential application of the installment sale rules.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Trust has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the

Trust’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rate for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Trust. In the event that a shareholder actually owns no Shares in the Trust after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Trust (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Trust owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Trust’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of shares that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Shares. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Trust believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Trust. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.

A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisers.

2.

A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Trust.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Trust. The IRS has indicated in a published ruling that, in the case of a minority stockholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such stockholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Transfer Agent may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Transfer Agent an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Trust’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Trust cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Transfer Agent before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Transfer Agent a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Transfer Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section

302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. Shareholder must provide the Transfer Agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. A Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. Amounts withheld under FATCA will be credited against any withholding due for U.S. federal income tax. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

14.	Certain Legal and Regulatory Matters.

The Trust is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Trust presently contemplates that such approval or other action will be sought. The Trust is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Trust. The Trust’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

15.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Trust expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Transfer Agent and by making a public announcement thereto. There can be no assurance that the Trust will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.” The Trust reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

Subject to the applicable rules and regulations of the Commission, the Trust also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 4; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Transfer Agent and by making a public announcement thereof. The Trust acknowledges that Rule 14e-1(c) under the Exchange Act requires the Trust to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Trust may not delay acceptance or payment for any Shares upon the occurrence of any of the conditions specified in Section 4 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Trust may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Trust will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Trust makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Trust will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16.	Fees and Expenses.

The Trust will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Trust will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Trust or the Transfer Agent for purposes of the Offer.

17.	Miscellaneous.

The Offer is not being made to, nor will the Trust accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Trust is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Trust, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Trust makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Trust believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Trust’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

FINANCIAL STATEMENTS

The audited annual financial statements of the Trust dated March 31, 2026 and the schedule of investments of the Trust dated March  31, 2026, both filed with the SEC on EDGAR on Form N-CSR on June 4, 2026, are incorporated by reference.

The Letter of Transmittal and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Transfer Agent at the address set forth below.

The Transfer Agent for the Offer

is:

State Street Bank and Trust Company

FOR OVERNIGHT MAIL:

State Street Bank and Trust Company

Attn: BlackRock Alternative Funds

1776 Heritage Drive

JAB/3

North Quincy, MA 02171

FOR FIRST CLASS MAIL:

State Street Bank and Trust Company

Attn: BlackRock Alternative Funds

P.O. Box 5493

Boston, MA 02206

For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at the addresses set forth above, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your shares.

October 30, 2026

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